UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 23, 2009

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NUTRACEA
(Exact Name of Registrant as Specified in Charter)

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California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities.

The disclosures in Item 2.06 of this Form 8-K are incorporated by reference into this Item 2.05 by reference.

Item 2.06  Material Impairments.

On November 23, 2009, NutraCea entered into a lease for its current headquarters in Scottsdale, Arizona, and on December 7, 2009, NutraCea moved its headquarters from Phoenix, Arizona to its current headquarters.  NutraCea changed headquarters in order to reduce costs.  In connection with this relocation, NutraCea’s management determined that the Company will record in the fourth quarter of 2009 approximately $3.1 million in non-cash charges of impairment relating primarily to leasehold improvements and furniture.

NutraCea terminated the lease at its old headquarters in connection with the relocation.  As a result of the lease termination, the Company is obligated to pay the previous landlord a total of approximately $1.5 million, which equals one year’s rent. The prior landlord retained the Company’s cash deposit to satisfy a portion of this obligation.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements regarding estimated impairment charges.  Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents the Company files with the Securities and Exchange Commission, including without limitation Forms 10-K, 10-Q and 8-K.   These documents contain and identify important factors that could cause the actual results for the Company on a consolidated basis to differ materially from those contained in our forward-looking statements (see Risk Factors). Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Unless required by law, we do not intend to update any of the forward-looking statements after the date of this report to conform to actual results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: April 6, 2010	By:	/s/ William J. Cadigan
William J. Cadigan
Chief Financial Officer
(Duly Authorized Officer)